Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157820, 333-150816, 333-94997, 333-52604, 333-119877, 333-145246 and 333-146661 on Form S-8 of our reports dated March 6, 2013, relating to the consolidated financial statements and financial statement schedule of Immersion Corporation and the effectiveness of Immersion Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 6, 2013